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                                                                  Exhibit (l)(3)


                              PURCHASE AGREEMENT
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          Excelsior Institutional Trust (the "Trust"), a Delaware business trust, and Edgewood Services, Inc. ("Edgewood"), a New York corporation, hereby agree as follows:

          1. The Trust hereby offers Edgewood and Edgewood hereby purchases two Shares of the High Yield Fund of the Trust at $10 per Share. The Trust hereby acknowledges receipt from Edgewood of funds in the total amount of $20 in full payment for the Shares.

          2. Edgewood represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 28th day of July, 2000.


                                        EXCELSIOR INSTITUTIONAL TRUST


                                        By:  /s/ Frederick S. Wonham
                                              ----------------------
                                        Title: President & Treasurer
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                                        EDGEWOOD SERVICES, INC.

                                        By:  /s/ Peter J. Germain
                                             ----------------------
                                        Title: President
                                               --------------------